Contact:

Dennis E. Nixon

Chairman & CEO

International Bancshares Corporation

(956) 722-7611

Elizabeth Marshall or Brian Dwyer

KGBTexas, Inc.

(210) 826-8899

FOR IMMEDIATE RELEASE:

International Bancshares Corporation Reports Annual 2001 Earnings

LAREDO, Texas—(BUSINESS WIRE)—February 25, 2002-International Bancshares Corporation (NASDAQ:IBOC) today reported solid growth in annual earnings achieving a new milestone in total net income for the Company of $83.3 million for the year ended December 31, 2001, or $3.09 diluted earnings per share versus $75.2 million for the year ended December 31, 2000, or $2.77 diluted earnings per share taking into consideration the effect of the 25% stock dividend paid on May 17, 2001.  These very positive numbers represent an 11.6% increase in diluted earnings per share and a 10.8% increase in net income over 2000.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	December 31,
	2001	2000
	(Dollars in thousands, except per share data)
Interest income	$394,419	$421,627
Interest expense	(200,808)	(251,756)
Net interest income	193,611	169,871
Provision for possible loan losses	(8,631)	(6,824)
Non-interest income	75,524	57,501

Non-interest expense	(135,441)	(111,957)

Income before income taxes	125,063	108,591
Income taxes	(41,721)	(33,417)

Net income	$83,342	$75,174

Net income per common share:
Basic	$3.15	$2.81
Diluted	$3.09	$2.77

5

Total assets at December 31, 2001, were $6.4 billion compared to $5.8 billion at December 31, 2000.  Deposits at December 31, 2001, were $4.3 billion compared to $3.7 billion at December 31, 2000.

Net income for the fourth quarter of 2001 was $20.4 million or $.76 diluted earnings per share compared to $16.2 million or $.60 diluted earnings per share representing a 25.9% increase over the corresponding period in 2000.  The fourth quarter 2001 earnings were negatively affected by $3.6 million in connection with an impairment charge recognized by an equity method investee.  However, earnings were positively affected by decreasing rates paid on interest bearing liabilities and positive results of $1.3 million from investments in Small Business Investment Companies.  Dennis E. Nixon, CEO and Chairman of the Board, stated, “I am very pleased with 2001 results.  This new milestone in earnings sets IBC apart from its competitors and demonstrates management’s commitment to superior earnings.”

IBC is a $6.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with 130 facilities and 238 ATMs serving 40 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

6